PURSUANT TO ITEM 601 (b)(2) OF REGULATION S-K, THIS EXHIBIT OMITS CERTAIN NONMATERIAL SCHEDULES AND EXHIBITS COMPRISING A PART OF ORIGINAL DOCUMENT. EACH OF THE SCHEDULES LISTED ON PAGE (iv)
AND EACH OF THE EXHIBITS LISTED ON PAGE (v) HEREOF HAVE BEEN OMITTED. THE COMPANY AGREES TO SUPPLEMENTALLY FURNISH A COPY
OF ANY OF THE OMITTED ITEMS TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.



                  AGREEMENT AND PLAN OF MERGER

                          by and among

                           CANMAX INC.
                     (a Wyoming corporation)

                               and

                      CNMX MERGERSUB, INC.
                    (a Delaware corporation)

                               and

                 USCOMMUNICATION SERVICES, INC.
                    (a Delaware corporation)









                           Dated as of

                        January 30, 1998

                        TABLE OF CONTENTS

                                                             Page

ARTICLE 1.  CLOSING; DEFINITIONS................................1
     1.1.    Closing............................................1
     1.2.    Definitions........................................1

ARTICLE 2.  EFFECT OF MERGER AND CONSIDERATION TO BE RECEIVED
            BY THE SHAREHOLDERS AT CLOSING......................7
     2.1.    Effect of Merger...................................7
     2.2.    Description of Consideration.......................7
     2.3.    Categories of Stock................................7
     2.4.    Escrow Account.....................................7
     2.5     Exchange Requirements..............................8
     2.6.    Dividends..........................................8
     2.7.    Return of Canmax Common............................9
     2.8.    No Further Ownership Rights in Common Stock........9
     2.9.    Closing of USC Transfer Books......................9
     2.10.   Dissenters' Rights.................................9
     2.11.   Further Assurances.................................9

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES.....................10
     3.1     Representations and Warranties of USC.............10
           3.1.1.   Authorization, etc. .......................10
           3.1.2.   Corporate Status...........................10
           3.1.3.   No Conflicts, etc. ........................11
           3.1.4.   Financial Statements.......................12
           3.1.5.   Absence of Undisclosed Liabilities.........12
           3.1.6.   Taxes......................................12
           3.1.7.   Absence of Changes.........................13
           3.1.8.   Litigation.................................14
           3.1.9.   Compliance with Laws; Governmental
                      Approvals and Consents; Governmental
                      Contracts................................14
           3.1.10.  Operation of the Business..................14
           3.1.11.  Assets.....................................15
           3.1.12.  Contracts..................................15
           3.1.13.  Territorial Restrictions...................16
           3.1.14.  Inventories................................16
           3.1.15.  Customers..................................16
           3.1.16.  Suppliers..................................17
           3.1.17.  Intellectual Property......................18
           3.1.18.  Insurance..................................18
           3.1.19.  Real Property..............................18
           3.1.20.  Environmental Matters......................18
           3.1.21.  Employees, Labor Matters, etc..............18
           3.1.22.  Employee Benefit Plans.....................19
           3.1.23.  Confidentiality............................19
           3.1.24.  Records....................................19
           3.1.25.  Brokers, Finders, etc......................19
           3.1.26.  Receivables................................19
           3.1.27.  Backlog....................................20

                               (i)

           3.1.28.  Liabilities to Affiliates..................20
           3.1.29.  Bank Accounts..............................20
           3.1.30.  Disclosure.................................20
     3.2. Representations and Warranties of CMI................20
           3.2.1.   Corporate Status; Authorization, etc.......20
           3.2.2.   No Conflicts, etc..........................21
           3.2.3.   Litigation.................................21
           3.2.4.   Brokers, Finders, etc......................21
           3.2.5    Exchange Act Reports.......................21
           3.2.6.   Securities to be Issued....................21
           3.2.7.   Consents...................................21
     3.3. Representations and Warranties of Trustee............22
           3.3.1.   Authorization, etc.........................22
           3.3.2.   Organization of Voting Trust...............22
           3.3.3.   Ownership of USC Shares....................22
           3.3.4.   Investment Intent..........................22
           3.3.5.   Notices of Withdrawal......................22

ARTICLE 4.     COVENANTS.......................................22
     4.1. Covenants of USC.....................................22
           4.1.1.   Conduct of Business........................22
           4.1.2.   No Solicitation............................22
           4.1.3.   Access and Information.....................23
           4.1.4.   Additional Financial Statements............24
           4.1.5.   Public Announcements.......................24
           4.1.6.   Further Actions............................24
           4.1.7.   Delivery of Audited Financial Statements...25
     4.2. Covenants of Canmax and CMI..........................25
           4.2.1.   Public Announcements.......................25
           4.2.2.   Access.....................................25
           4.2.3.   Further Actions............................25
           4.2.4.   Further Assurances.........................25

ARTICLE 5.     ADDITIONAL AGREEMENTS...........................25
     5.1. Shareholder Approvals................................25
     5.2. Compliance with the Securities Act...................26
     5.3. Listing of Merger Shares.............................26
     5.4. HSR Act Filings......................................26
     5.5. Termination of Affiliate Agreements..................26
     5.6. Covenant Regarding Trust.............................26
     5.7. Appointment of Director..............................26

ARTICLE 6.     CONDITIONS PRECEDENT............................27
     6.1. Conditions to Obligations of Each Party..............27
     6.2. Conditions to Obligations of Canmax and CMI..........27
           6.2.1.   Representations............................27
           6.2.2.   Covenants..................................27
           6.2.3.   Consents...................................27
           6.2.4.   No Material Adverse Effect.................28
           6.2.5.   Opinion of Counsel.........................28
           6.2.6.   Required USC Vote..........................28
           6.2.7.   Corporate Documents........................28
           6.2.8.   Accredited Investor Letter.................28

                              (ii)

           6.2.9.   Non-Competition Agreement;
                      Employment Contract......................28
           6.2.10.  Employees..................................28
           6.2.11.  Bank Accounts..............................28
           6.2.12.  Officers and Directors.....................29
           6.2.13.  Resignation and Withdrawal of Trustee......29
           6.2.14.  Convertible Instruments....................29
     6.3. Conditions to Obligations of USC.....................29
           6.3.1.   Representations............................29
           6.3.2.   Covenants..................................29
           6.3.3.   Required USC Vote..........................29
           6.3.4.   Opinion of Counsel.........................29
           6.3.5.   Corporate Documents........................29
           6.3.6.   Consents and Approvals.....................30
           6.3.7.   Non-Competition Agreement and
                      Employment Contract......................30

ARTICLE 7.     ALLOCATION AND TAX ADVICE.......................30
     7.1. Allocation...........................................30
     7.2. Tax Advice...........................................30

ARTICLE 8.     ESCROW AGREEMENT AND RELATED PROVISIONS.........30
     8.1. Escrow Agreement.....................................30
     8.2. Indemnification Procedure............................31
     8.3. Shareholders Representative..........................32

ARTICLE 9.     TERMINATION.....................................32
     9.1. Termination..........................................32
     9.2. Effect of Termination................................33

ARTICLE 10.    MISCELLANEOUS...................................33
     10.1.  Expenses...........................................33
     10.2.  Severability.......................................33
     10.3.  Notices............................................33
     10.4.  Headings...........................................34
     10.5.  Entire Agreement...................................34
     10.6.  Counterparts.......................................35
     10.7.  Governing Law, etc.................................35
     10.8.  Binding Effect.....................................35
     10.9.  Assignment.........................................35
     10.10. No Third Party Beneficiaries.......................35
     10.11. Amendment; Waiver, etc.............................35


                              (iii)

                            SCHEDULES


List of Subsidiaries............................Schedule 3.1.2(a)

Jurisdictions of Business.......................Schedule 3.1.2(b)

List of Shareholders and Outstanding Shares
  of Subsidiaries...............................Schedule 3.1.2(e)

Exceptions to No Conflicts......................Schedule 3.1.3

Taxes...........................................Schedule 3.1.6(a)

Conduct of Business Outside the Ordinary
  Course of Business............................Schedule 3.1.7

Exceptions to Compliance with Applicable Laws...Schedule 3.1.9(a)

Government Approvals and Other Consents.........Schedule 3.1.9(b)

Contracts with Governmental Authorities.........Schedule 3.1.9(c)

Operation of the Business.......................Schedule 3.1.10

Title and Liens Against Assets
  (Other than Permitted Liens)..................Schedule 3.1.11

Contracts, Agreements, Commitments,
  Instruments and Arrangements..................Schedule 3.1.12(a)

Territorial Restrictions........................Schedule 3.1.13

Unusable and/or Unsalable Inventories...........Schedule 3.1.14

Customers.......................................Schedule 3.1.15

Suppliers.......................................Schedule 3.1.16

Intellectual Property...........................Schedule 3.1.17(a)

Intellectual Property Transfer Exceptions.......Schedule 3.1.17(b)

Insurance Policies..............................Schedule 3.1.18

Leases, including, Address, Landlord
  and Tenant....................................Schedule 3.1.19(b)

Receivables as of the Cut-Off Date..............Schedule 3.1.26

Backlog.........................................Schedule 3.1.27

Liabilities to Officers, Directors,
  Shareholders or Affiliates....................Schedule 3.1.28

Bank Accounts and Safe Deposit Boxes
  Including Persons Authorized on Each..........Schedule 3.1.29


                              (iv)

                            EXHIBITS



Exhibit A -    Accredited Investor Letter

Exhibit B -    Escrow Agreement

Exhibit C -    Non-Competition Agreement

Exhibit D -    Employment Contract









                               (v)

                  AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (together with the Exhibits and Schedules hereto, the "Agreement"), is executed to be effective as of January 30, 1998, by and among CANMAX
INC., a Wyoming corporation ("Canmax"), CNMX MERGERSUB, INC., a Delaware corporation ("CMI"), and USCOMMUNICATION SERVICES, INC., a Delaware corporation ("USC") formerly known as Nationwide Transportation Products, Inc., Delia O'Donnell, as trustee (in such capacity, the "Trustee") of the trust (the "Trust") created under the Voting Trust Agreement of Nationwide Transportation Products, Inc. made as of May 1, 1997, as amended by the First Amendment to Voting Trust Agreement dated December 1, 1997 and Delia O'Donnell, individually ("Founder").

                      W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Canmax, CMI and USC have approved a plan of reorganization which contemplates the merger of USC with and into CMI (the "Merger"), pursuant to which the outstanding shares of capital stock of USC will be converted into shares of no par value common stock of Canmax ("Canmax Common") and warrants to acquire shares of Canmax Common;

     WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties, covenants and agreements by and among the parties and to set forth the terms and conditions of the Merger; and

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto agree as follows:

ARTICLE 1.   CLOSING; DEFINITIONS

     1.1. CLOSING. The closing for the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Arter & Hadden LLP, 1717 Main Street, Suite 4100, Dallas, Texas 75201, on a date (the "Closing Date") selected by Canmax within five (5) Business Days of the satisfaction or waiver of all conditions precedent set forth in Article 6 hereof and communicated to USC not later than two (2) Business Days immediately prior thereto. The Certificate of Merger shall be filed with the appropriate authorities in the State of Delaware on or as soon as practicable after the Closing Date.

     1.2. DEFINITIONS. The terms defined in this Section 1.2, whenever used in this Agreement (including the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

          Accredited Investor Letter:  the Accredited Investor
     Letter in the form of Exhibit A hereto, to be executed and delivered by the Trustee and the Founder at the Closing.

          Affiliate: of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

          Agreement: as defined in the Preamble to this Agreement.

          Applicable Law: all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

          Beneficiary:  as defined in Section 3.3.2.

          Bernet:  James C. Bernet, the President of USC.

          Business Day: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

          Canmax:  as defined in the Preamble of this Agreement.

          Canmax's Accountants:  Ernst & Young, LLP.

          Canmax Common: as defined in the Recitals to this Agreement.

          Canmax Materials: Canmax's annual report on Form 10-K for the period ended October 31, 1996, Canmax's quarterly reports on Form 10-Q for the periods ended January 31, 1997, April 30, 1997 and July 31, 1997 and Canmax's registration statement on Form S-3 (file no. 333-33523) declared effective by the SEC on November 26, 1997.

          Certificate of Merger: the certificate of merger to be filed with the appropriate authorities in the State of Delaware, which is required to effect the Merger in accordance with the Applicable Law of Delaware.

          Certificate:  as defined in Section 2.5.

          Closing:  as defined in Section 1.1.

          Closing Date:  as defined in Section 1.1.

          CMI:  as defined in the Preamble of this Agreement.

          Code:  the Internal Revenue Code of 1986, as amended.

          Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental
     Authority.

          Contingent Amount:  as defined in Section 2.3.

          Contract:  as defined in Section 3.1.12(a).

          Conversion Amount:  as defined in Section 2.3.

          Covered Returns:  as defined in Section 3.1.6(a).

          Covered Taxes:  as defined in Section 3.1.6(a).

          Cut-off Date:  December 31, 1997.

          Cut-off Date Balance Sheet:  as defined in
     Section 3.1.5.

          Damages: any and all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, expenses (including attorneys' fees and expenses and reasonable costs of settlement) whether fixed or contingent, suffered or incurred by a Person, without regard to the timing of any payment or performance.

          Effective Time: the date and time at which the filing of the Certificate of Merger in the State of Delaware has occurred in the manner required to cause the Merger to become effective under Applicable Law in Delaware.

          Employee:  as defined in Section 3.1.22.

          Employee Benefit Plan:  as defined in Section 3.1.22.

          Environmental Laws: all Applicable Law relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, release, threatened release or transportation of any hazardous substances, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of hazardous materials into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of hazardous substances, and (iii) all other requirements pertaining to the protection of the health and safety of employees or the public.

          ERISA:  the Employee Retirement Income Security Act of
     1974, as amended.

          Escrow Account: the separate accounts or funds maintained by the Escrow Agent pursuant to the Escrow Agreement for purposes of holding and administering (i) the Canmax Common comprising the Contingent Amount, and (ii) cash for purposes of purchasing fractional shares of Canmax Common and any other amounts that may be contained therein from time to time, as required by Section 2.5.

          Escrow Agent: the bank or trust company selected to administer the Escrow Agreement, as contemplated by
     Section 8.1.

          Escrow Agreement:  the Escrow Agreement among the
     Escrow Agent, the Shareholders Representative, Canmax and
     CMI, in the form of Exhibit B hereto.

          Exchange Act: the Securities Exchange Act of 1934, as amended.

          Financial Statements: each of the financial statements required to be provided by Section 3.1.4.

          Founder:  as defined in the Preamble of this Agreement.

          GAAP: generally accepted accounting principles as in effect in the United States as of the date of any application thereof, consistently applied.

          Governmental Approval: any Consent of, with or from any Governmental Authority.

          Governmental Authority: any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

          HSR Act:  The Hart-Scott-Rodino Antitrust Improvements
     Act of 1976.

          Indemnified Party: as defined in Section 8.2.

          Indemnifying Party: as defined in Section 8.2.

          Initial Amount:  as defined in Section 2.3.

          Intellectual Property: any and all United States and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including reexaminations, docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing, provisional applications, reissues, divisions, contributions, continuations-in-part and extensions, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; (c) copyrights (including all software) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (e) mask work and other semiconductor chip rights and registrations thereof; (f) intellectual property rights similar to any of the foregoing; and (g) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

          IRS:  the Internal Revenue Service.

          Leased Real Property: all interests leased pursuant to the Leases.

          Leases: the real property leases, subleases, licenses and occupancy agreements pursuant to which USC or any Subsidiary is the lessee, sublessee, licensee or occupant.

          Lien: any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts.

          Material Adverse Effect: with regard to any Person, any event, occurrence, fact, condition, change or effect that individually or in the aggregate with related events, occurrences, facts, conditions, changes or effects will or can reasonably be expected to result in a cost, expense, charge, liability, loss of revenue or diminution in value equal to or greater than $10,000.

          Merger:  as defined in the Recitals to this Agreement.

          Merger Shares:  as defined in Section 2.2.

          Permitted Liens: deposits under worker's compensation, unemployment insurance or social security laws, or to secure statutory obligations or surety or other similar bonds; mechanic's, suppliers', carriers', warehousemen's or similar liens; liens securing Taxes, government charges or other governmental levies which are not yet due and payable, or are being contested in good faith by appropriate proceedings with adequate reserves in conformity with generally accepted accounting principles; and the interest or title of any lessor in property subject to a lease of property.

          Person: any natural person, firm, partnership, association, corporation, company, limited liability company, limited partnership, trust, business trust, Governmental Authority or other entity.

          Rule 145 Affiliates:  as defined in Section 5.2.

          SEC:  the Securities and Exchange Commission.

          Securities Act: The Securities Act of 1933, as amended.

          Series A Warrants:  as defined in Section 2.2.

          Series B Warrants:  as defined in Section 2.2.

          Shareholder:  as defined in Section 2.2.

          Shareholders Representative:  as defined in
     Section 8.3.

          Subsequent Monthly Financial Statements:  as defined in
     Section 4.1.4.

          Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests or conferring the power to name a majority of the members of the Board of Directors or other governing body or otherwise direct the management or policies thereof.

          Surviving Corporation:  as defined in Section 2.1.

          Tax: any federal, state, provincial, local, foreign or other income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

          Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          Transaction Expenses:  as defined in Section 10.1.

          Trust:  as defined in the Preamble of this Agreement.

          Trustee:  as defined in the Preamble of this Agreement.

          USC Common:  as defined in Section 3.1.2(d).

          USC's Accountants:  Ernst & Young, LLP

          Warrants:  the Series A Warrants and the Series B
     Warrants.

          Withholding Taxes:  as defined in Section 3.1.6(a).

ARTICLE 2.   EFFECT OF MERGER AND CONSIDERATION TO BE
             RECEIVED BY THE SHAREHOLDERS AT CLOSING

     2.1. EFFECT OF MERGER. At the Effective Time, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement (i) USC will merge with and into CMI by the filing with the Secretary of State of Delaware of a Certificate of Merger, with CMI being the surviving corporation in the Merger (the "Surviving Corporation"); (ii) each share of USC Common outstanding at the Effective Time shall be automatically converted into the number of shares of Canmax Common and Warrants described in Section 2.2 below; (iii) each share of common stock of CMI outstanding prior to the Merger shall be automatically transformed and converted into one share of common stock of the Surviving Corporation, so that thereafter Canmax will be the sole and exclusive owner of equity securities of the Surviving Corporation; (iv) the Surviving Corporation shall amend its Certificate of Incorporation to change its name to "USCommunication Services, Inc."; and (v) the Surviving Corporation shall be the owner of all of the business, assets, rights and other attributes thereto of, or held by, either USC or CMI.

     2.2. DESCRIPTION OF CONSIDERATION. The Trustee is the record holder of all outstanding shares of USC Common (in such capacity, the "Shareholder"). At the Effective Time, pursuant to and in the manner herein provided, all of the outstanding shares of USC Common will be converted into and exchanged for an aggregate of (a) 1.5 million shares of Canmax Common (the "Merger Shares"), (b) warrants to acquire 1.5 million shares of Canmax Common at an exercise price of $1.25 per share (the "Series A Warrants") in the form attached as Exhibit A to the Escrow Agreement and (c) warrants to acquire 1.0 million shares of Canmax Common Stock at an exercise price of $2.00 per share (the "Series B Warrants") in the form attached as Exhibit B to the Escrow Agreement (collectively, the Merger Shares, the Series A Warrants and the Series B Warrants are referred to as the "Merger Consideration"). The Merger Consideration shall constitute all of the consideration to be issued to the Shareholder or any other person in respect of USC Common or any option, warrant, note or other securities convertible into or exchangeable for any USC Common or any other capital stock of USC or any of its Affiliates.

     2.3. CATEGORIES OF STOCK. The Merger Consideration to be delivered to the Shareholder upon the conversion of the outstanding shares of USC Common as described in Section 2.2 above, shall be divided into two categories, (a) the "Initial Amount," which shall be 1.2 million shares of Canmax Common and the Series A Warrant and the Series B Warrant and (b) the "Contingent Amount," which shall be 0.3 million shares of Canmax Common. The Initial Amount shall be delivered to the Shareholder at or as soon as practicable following the Effective Time, subject to the compliance by the Shareholder with the exchange requirements relating thereto set forth in Section 2.5 below.
The Contingent Amount shall be deposited with the Escrow Agent and either delivered in whole or part to the Shareholder or returned in whole or in part to Canmax as provided hereafter and in the Escrow Agreement. At the Effective Time, the outstanding shares of USC Common shall be converted into the right to receive the number of shares of Canmax Common (the "Conversion Amount") equal to the sum of (i) the Initial Amount and (ii) upon the expiration of the Escrow Agreement and after any adjustments for the payment of any Damages, as described in Article 8 herein, the Contingent Amount, as contemplated by Section 2.5 hereof.

     2.4. ESCROW ACCOUNT. At the Closing, CMI shall deposit with the Escrow Agent shares of

Canmax Common representing the Contingent Amount of the Canmax Common to be held in the Escrow Account and administered in accordance with the Escrow Agreement. The Escrow Agent shall administer the Escrow Account, as it may exist from time to time, on behalf of Canmax, CMI, the Shareholder, subject to the Escrow Agreement, for the purposes of securing the Shareholder's indemnity obligations under Article 8 hereof.

     2.5. EXCHANGE REQUIREMENTS. Immediately prior to the Effective Time, Canmax shall deposit with the Escrow Agent shares of Canmax Common, the Series A Warrant and the Series B Warrant representing the Initial Amount to be held by the Escrow Agent and distributed to the Shareholder in accordance with this Agreement and the Escrow Agreement. As soon as practicable after the Effective Time, the Escrow Agent shall mail or deliver to the Shareholder a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing shares of USC Common (the "Certificates") shall pass, only upon actual delivery of the Certificates to the Escrow Agent and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the Conversion Amount. Upon surrender of a Certificate for cancellation to the Escrow Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall receive in exchange therefor that portion of the Initial Amount and shall be entitled to receive, upon the expiration of the escrow established under the Escrow Agreement, that portion of the Contingent Amount (as adjusted for the payment of any Damages in accordance with Article 8) for the shares of USC Common represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.5, each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, that portion of the Initial Amount and the Contingent Amount, with respect to each share of USC Common represented thereby in accordance with the terms of this Agreement, as follows:

          a)   At the Effective Time, each holder of a
     Certificate shall receive that portion of the Initial Amount for the USC Common represented by such Certificate;

          b) Upon the expiration of the escrow established under the Escrow Agreement and upon the satisfaction of the conditions set forth in Article 8 with respect to the adjustments for the payment of Damages provided for therein, each holder of a Certificate shall be entitled to receive that portion of the Contingent Amount for the USC Common represented by such Certificate. If the portion of the Contingent Amount allocable to any Shareholder shall result in a fractional share of Canmax Common being allocated to such Shareholder, such Shareholder shall receive only the number of whole shares so allocated and any such fractional shares shall be repurchased by Canmax (at $1.25 per share) and the amount payable with respect thereto shall be paid to such Shareholder out of the cash funds in the Escrow Account to be used for such purpose; and

          c) Any payment to be made to the Shareholder for fractional shares shall be made at the time of the distribution of the Contingent Amount.

     2.6. DIVIDENDS. No dividends or other distributions that are declared on or after the Effective Time on Canmax Common or which are otherwise payable to the holders of record of Canmax Common on or after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Canmax Common until such Persons surrender their Certificates, as provided in this
Article 2. Subject to the effect of Applicable Law, there shall be paid to the record holders of Canmax

Common (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of Canmax Common and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to Canmax Common and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the Person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

     2.7. RETURN OF CANMAX COMMON. Any portion of the Merger Consideration and any dividends or distributions with respect thereto which remain undistributed to the former holders of USC Common for three (3) months after the expiration of escrow established under the Escrow Agreement shall be delivered to Canmax, upon demand of Canmax, and any former holders of USC Common who have not theretofore complied with this Article 2 shall thereafter look only to Canmax for payment of their Conversion Amount into which such shares of USC Common are convertible, any cash in lieu of fractional shares of Canmax Common, and any dividends or distributions with respect to the Canmax Common.

     2.8. NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. All shares of Canmax Common issued, and any cash paid pursuant to this Article 2, upon the surrender in exchange for Certificates in accordance with the terms hereof, shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the shares of USC Common arising out of or in any way relating to this Agreement and the Merger contemplated hereby.

     2.9. CLOSING OF USC TRANSFER BOOKS. At the Effective Time, the stock transfer books of USC shall be closed and no transfer of shares of USC Common shall thereafter be made. If, after the Effective Time, Certificates are presented to Canmax, they shall be cancelled and exchanged as provided in this Article 2.

     2.10. DISSENTERS' RIGHTS. To the extent that any Shareholder exercises dissenters' rights pursuant to applicable provisions of the Delaware General Corporation Law, and Canmax elects, in its discretion to proceed to consummate the Merger, each share of USC Common of such holder shall not be converted into a right to receive the Initial Amount or the Contingent Amount, but the Warrants and the shares of Canmax Common representing the Initial Amount and the Contingent Amount attributable to such shares shall be held by the Escrow Agent subject to the provisions of such law. In such event, if any such Shareholder fails to perfect or withdraws or loses its dissenters' rights, such shares of USC Common shall then be treated as if they had been converted as of the Effective Time into a right to receive the Initial Amount and the Contingent Amount (in accordance with Section 2.3).

     2.11. FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall reasonably determine that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of USC or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of each of such corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of each of such corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such corporation and otherwise to carry out the purposes of this Agreement and the transactions contemplated hereby.


ARTICLE 3.   REPRESENTATIONS AND WARRANTIES

     3.1. REPRESENTATIONS AND WARRANTIES OF USC. USC represents and warrants to Canmax and CMI as follows:

          3.1.1. AUTHORIZATION, ETC. USC has the corporate power and authority to execute and deliver this Agreement and each of the other agreements required to be executed and delivered by it hereunder or pursuant hereto, and to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by USC of this Agreement have been, and the execution and delivery of each of the other agreements required to be executed and delivered by it hereunder or pursuant hereto and the consummation of the transactions contemplated hereby and thereby will not later than Closing have been, duly authorized by all requisite corporate action of USC. USC has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered each of the other agreements required to be executed and delivered by it hereunder or pursuant hereto. This Agreement is, and on the Closing Date each of the other agreements required to be executed and delivered by USC hereunder or pursuant hereto will be, legal, valid and binding obligations of USC, enforceable against USC, in accordance with their respective terms.

          3.1.2.    CORPORATE STATUS.

               a. USC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated. Schedule 3.1.2(a) lists each Subsidiary of USC. Except as set forth on
          Schedule 3.1.2(a), USC does not own, directly or indirectly, any shares of stock or any other equity or securities of any corporation or have any equity interest in any other Person. Each Subsidiary is duly organized, validly existing and, if applicable, in good standing under the laws of the State set forth opposite its name on Schedule 3.1.2(a), with full power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

               b. USC and each Subsidiary are duly qualified or licensed to do business and are in good standing in each of the jurisdictions specified in
          Schedule 3.1.2(b) (except as otherwise noted therein), which are the only jurisdictions in which the conduct of their businesses or the character of the properties owned, leased or operated by them makes such qualification or licensing necessary.

               c. USC has delivered to Canmax and CMI complete and correct copies of the articles of incorporation or other organizational documents of USC and each Subsidiary, in each case, as amended and in effect on the date hereof. Neither USC nor any Subsidiary is in violation of any of the provisions of its respective articles of incorporation or any other organizational documents.

               d. The authorized capital stock of USC consists of Twenty Four Million (24,000,000) shares of Class A common stock, par value $0.001 per share (the "USC Common") of which 20,000,000 shares are issued and outstanding, and five million (5,000,000) shares of Class B common stock, par value $.001 per share, none of which is outstanding. All of the issued and outstanding shares of capital stock of USC (i) are owned by the Shareholder, (ii) have been duly authorized and validly issued, free of any pre-emptive rights of shareholders, and (iii) are fully paid and non-assessable. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from USC any shares of capital stock of USC or any securities or other obligations of any kind of USC convertible into or exchangeable for any shares of capital stock of USC, other than voting trust certificates issued pursuant to the terms of the Trust.

               e.   The authorized capital stock of each
          Subsidiary consists of the shares of capital stock and are issued and outstanding in the respective amounts set forth on Schedule 3.1.2(e). All of the issued and outstanding shares of capital stock of each Subsidiary are owned of record and beneficially by the Persons in the respective amounts set forth as to each Person on
          Schedule 3.1.2(e), and all of such shares of capital stock of each Subsidiary have been duly authorized and validly issued, free of any pre-emptive rights of shareholders, and are fully paid and non-assessable. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from any Subsidiary, any shares of capital stock of any Subsidiary or securities or other obligations of any kind of any Subsidiary convertible into or exchangeable for any shares of capital stock of any Subsidiary.

          3.1.3. NO CONFLICTS, ETC. The execution, delivery and performance by USC or any Subsidiary of this Agreement and the other agreements executed and delivered by it hereunder or pursuant hereto and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any Applicable Law applicable to USC, or any of its Subsidiaries or any of the properties or assets of USC or any Subsidiary, (ii) the articles of incorporation or other organizational documents of USC or any Subsidiary, or (iii) except as set forth in
     Schedule 3.1.3, any Contract or other contract, agreement or other instrument to which USC or any Subsidiary is a party or by which USC or any Subsidiary or any of their respective properties or assets may be bound or affected. Except as specified in Schedule 3.1.3, no Governmental Approval or other Consent is required to be obtained or made by USC or any Subsidiary in connection with the execution and delivery of this Agreement or any of the other agreements to be executed and delivered by any of them hereunder or pursuant hereto or the consummation of the transactions contemplated hereby or thereby, except such required Governmental Approvals and Consents which, if not obtained, would not, individually or in the aggregate, cause a Material Adverse Effect.

          3.1.4. FINANCIAL STATEMENTS. USC has delivered to Canmax and CMI USC's consolidated annual financial statements for the fiscal year ending, including balance sheets as of, December 31, 1997 together with related statements of income and supporting schedules and ledgers for such periods collectively, (the "Financial Statements"). The Financial Statements have been prepared from, and are in accordance with, the books and records of USC and fairly present, in all material respects, the financial position of USC and each Subsidiary as of the date thereof and the results of operations and changes in financial position therefor for the period then ended, in each case in conformity with the GAAP, consistently applied (subject, in the case of unaudited statements, to normal year-end adjustments which will not be material in amount or in effect). Since December 31, 1997, there has been no change in accounting principles applicable to, or methods of accounting utilized by, USC, except as noted in the Financial Statements. The books and records of USC have been and are being maintained in accordance with good business practices, reflect only valid transactions, are complete and correct in all material respects, and fairly present in all material respects a basis for the financial position and results of operation of USC set forth in the Financial Statements.

          3.1.5. ABSENCE OF UNDISCLOSED LIABILITIES. USC and its Subsidiaries do not have liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as and to the extent disclosed or reserved against in the balance sheet included in the Financial Statements for the period ended as of the Cut-Off Date (the "Cut-off Date Balance Sheet"), and (b) for liabilities and obligations that (i) were incurred after the Cut-off Date in the ordinary course of business consistent with prior practice and (ii) individually and in the aggregate are not material to USC or any Subsidiary and have not had or resulted in, and will not have or result in, a Material Adverse Effect. None of the employees of USC or any Subsidiary is now or will by the passage of time hereinafter become entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to such date that is not reflected as an accrued liability on the Cut-off Date Balance Sheet.

          3.1.6.    TAXES.

               a. USC has (or by the Closing will have) duly and timely filed all Tax Returns relating to USC and its Subsidiaries with respect to Taxes required to be filed on or before the Closing Date ("Covered Returns"). Except for Taxes set forth on Schedule 3.1.6(a), which are being contested in good faith and by appropriate proceedings, the following Taxes ("Covered Taxes") have (or by the Closing Date will have) been duly and timely paid: (i) all Taxes shown to be due on the Covered Returns, (ii) all deficiencies and assessments of Taxes of which notice has (or by the Closing Date will have) been received by USC or any Subsidiary that are or may become payable by Canmax, CMI or any Subsidiary or chargeable as a Lien upon any of the properties or assets of Canmax, CMI or any Subsidiary following the Merger, and (iii) all other Taxes due and payable on or before the Closing Date for which neither filing of Covered Returns nor notice of deficiency or assessment is required, if USC is or reasonably should be (or by the Closing Date will be or reasonably should be) aware that these other Taxes are or may become payable by Canmax, CMI or any Subsidiary or chargeable as a Lien upon any of the properties or assets of Canmax, CMI or any Subsidiary following the

          Merger. All Taxes required to be withheld by or on behalf of USC and each Subsidiary in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to USC and each Subsidiary ("Withholding Taxes") have been withheld, and such withheld Taxes have either been duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purpose.

               b. No agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes or Withholding Taxes, and no power of attorney with respect to any such Taxes, has been filed with the IRS or any other Governmental Authority.

               c. There are no Covered Taxes or Withholding Taxes asserted by any Governmental Authority to be due, and no issue has been raised by any Governmental Authority in the course of any audit with respect to Covered Taxes or Withholding Taxes. No Covered Taxes and no Withholding Taxes are currently under audit by any Governmental Authority.

               d. There is no litigation or administrative appeal pending or, to the best knowledge of USC threatened against or relating to USC or any Subsidiary, in connection with Covered Taxes.

          3.1.7.    ABSENCE OF CHANGES.  Except as set forth in
     Schedule 3.1.7, since the Cut-off Date, USC and each Subsidiary has conducted its respective business, only in the ordinary course consistent with prior practice and has not, on behalf of, in connection with or relating to its business:

               a. suffered or permitted to have occurred any Material Adverse Effect;

               b. incurred any Lien, obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice, none of which Liens or liabilities, in any case or in the aggregate, have had or could have a Material Adverse Effect;

               c.   sold, transferred, leased to others or
          otherwise disposed of any of its material assets, except for inventory sold in the ordinary course of business, or cancelled or compromised any debt or claim, or waived or released any right of substantial value;

               d. received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had or could have a Material Adverse Effect;

               e.   made any material change in the rate of
          compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any of its directors, officers, employees, salesmen, distributors or agents;

               f. made any capital expenditures or capital additions or improvements in excess of an aggregate of $10,000;

               g.   lost or terminated any key employees or
          terminated or, to the knowledge of USC, lost any customers or suppliers that has had or could have any Material Adverse Effect;

               h. materially amended, modified or terminated, or agreed to amend, modify or terminate, any existing (or entered or committed to enter into any new) material contract, agreement, plan, lease, license, permit or franchise; or

               i.   taken any action or omitted to take any
          action that would result in the occurrence of any of the foregoing.

          3.1.8. LITIGATION. There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the best knowledge of USC threatened, against USC or any Subsidiary and USC does not know or have reason to be aware of any basis for the same. No citations, fines or penalties have been asserted against USC or any Subsidiary under any Environmental Law or any foreign, federal, state or local law relating to occupational health or safety.

          3.1.9.    COMPLIANCE WITH LAWS; GOVERNMENTAL APPROVALS
     AND CONSENTS; GOVERNMENTAL CONTRACTS.

               a. Except as disclosed in Schedule 3.1.9(a), USC and each Subsidiary have, to the best of its knowledge, after investigation, complied in all material respects with all Applicable Laws applicable to or otherwise in any manner affecting it, and neither USC nor any Subsidiary has received any notice alleging any failure to so comply.

               b. Schedule 3.1.9(b) sets forth all Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the business of USC and each Subsidiary. Except as set forth in
          Schedule 3.1.9(b), all such Governmental Approvals and Consents have been duly obtained and are in full force and effect, and, to the best knowledge of USC after investigation, USC and each Subsidiary are in compliance with each of such Governmental Approvals and Consents held by them.

               c. Neither USC nor any Subsidiary is a party to any Contracts with any Governmental Authority.

               d. USC has filed with the proper authorities all statements and reports required by the Applicable Laws to which it and its Subsidiaries or any of their employees (because of his or her activities on behalf of his or her employer) is subject.

          3.1.10. OPERATION OF THE BUSINESS. USC has conducted its business directly and through each Subsidiary as described on Schedule 3.1.10, and not through any other
     Affiliate.

          3.1.11. ASSETS. Except as disclosed in Schedule 3.1.11, USC and each Subsidiary has good and marketable title to all of its assets free and clear of any and all Liens (other than Permitted Liens). The assets set forth on or detailed in the Cut-off Date Balance Sheet comprise all assets used or useable by USC and each Subsidiary in their respective businesses. Except as disclosed in Schedule 3.1.11, there are no assets or properties used by USC or any Subsidiary in the operation of its respective businesses and owned by any Person other than USC or such Subsidiary, that will not be leased or licensed to CMI under valid, current leases or license arrangements. The assets reflected on the Cut-off Date Balance Sheet are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear).

          3.1.12.   CONTRACTS.

               a. Schedule 3.1.12(a) contains a complete and correct description of all material agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below by which USC or any Subsidiary is a party or bound (the "Contracts"):

                    (i) Leases, Governmental Approvals and other contracts concerning or relating to the Leased
               Real Property;

                    (ii) employment, employee benefits,
               consulting or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;

                    (iii)     loan agreements, pledge agreements,
               guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

                    (iv) licenses, licensing arrangements and
               other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

                    (v)  brokerage or finder's agreements;

                    (vi) contracts (including, without
               limitation, for the purchase or sale of inventory) with respect to which the aggregate amount that could reasonably expected to be paid or received thereunder in the future exceeds $10,000;

                    (vii)     sales agency, manufacturer's
               representative, marketing or distributorship agreements;

                    (viii)    contracts, agreements or
               commitments (designated on such Schedule as an "affiliate agreement") with any director, officer, employee, or Affiliate of USC, or any Subsidiary;
               and

                    (ix) any other contracts, agreements or
               commitments that are material to the business of any of USC or any Subsidiary.

               b. USC has delivered to Canmax and CMI complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in Schedule 3.1.12(a).

               c. All Contracts are in full force and effect and enforceable against each party thereto. Neither USC nor any Subsidiary has received notice of any plan or intention of any party to any Contract to exercise any right to cancel or terminate any Contract. To the best knowledge of USC, there does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of USC or any Subsidiary or, to the best of USC's knowledge, any other party thereto, except for such events or conditions that, individually and in the aggregate, (i) has not had or resulted in, and will not have or result in, a Material Adverse Effect, and (ii) have not and will not materially impair the ability of USC to perform USC's obligations under this Agreement or any of its obligations under any other agreement executed and delivered by it hereunder or pursuant hereto.

               d. Neither USC nor any Subsidiary has granted any power of attorney which is currently outstanding.

          3.1.13. TERRITORIAL RESTRICTIONS. Neither USC nor any of its Subsidiaries is restricted by any written agreement or understanding with any other Person from carrying on its respective business anywhere in the world.

          3.1.14. INVENTORIES. Except as specifically described on Schedule 3.1.14 hereto, all inventories reflected on the Cut-off Date Balance Sheet and all inventories acquired by USC after the Cut-off Date consist of items of quality and quantity which are useable or saleable in the ordinary course of business of USC and its Subsidiaries. The values at which the inventories are carried on the Cut-off Date Balance Sheet as at the Cut-off Date and the values at which inventories are carried on the books and records of USC for periods subsequent to the Cut-off Date with respect to inventories acquired after the Cut-off Date reflect the normal valuation policy of USC, in setting inventory at the lower of cost or net realizable market values, all in accordance with GAAP. Since the Cut-off Date, inventories have been maintained at normal and adequate levels for the continuation of the business of USC and its Subsidiaries, in its normal course, no change has occurred in such inventories which affect or will affect the usability or salability thereof, no write-downs or write-ups of the value of such inventories has occurred and no additional amounts have been reserved with respect to such inventories. Schedule 3.1.14 lists the locations of all inventories, together with a brief description of the type and amount at each location.

          3.1.15. CUSTOMERS. Schedule 3.1.15 sets forth (a) the names of all customers of USC and its Subsidiaries, and
     (b) the locations at which such products, goods or services were provided. Except as set forth on Schedule 3.1.15, neither USC nor any Subsidiary has received any notice or has any substantial reason to believe that any significant customer of USC or any Subsidiary (i) has ceased, or will cease, to use the products, goods or services of USC or such Subsidiary, (ii) has substantially reduced, or will substantially reduce, the use of products, goods or services of USC or such Subsidiary, or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of USC or such Subsidiary, including in each case after the consummation of the transactions contemplated hereby. To the best knowledge of USC, no customer of USC or any Subsidiary described in clause (a) of this section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement or any other agreement executed and delivered by USC hereunder or pursuant hereto.

          3.1.16. SUPPLIERS. Schedule 3.1.16 sets forth (a) the names of all suppliers from which USC and its Subsidiaries ordered inventories, and other products, goods and services with an aggregate purchase price for each such supplier of $25,000 or more during the twelve month period ended December 31, 1997, and (b) the amount for which each such supplier invoiced USC or such Subsidiary during such period. Neither USC nor any Subsidiary has received any notice from any such supplier indicating that there is or will be any material change in the price of such items or services, and neither USC nor any Subsidiary has any reason to believe that there will be any such material change in the price of any such item or services, or that any such suppliers will not sell such items or provide any such services to Canmax or CMI at any time after the Closing Date on terms and conditions similar to those used in its current sales to USC and its Subsidiaries, subject to general and customary price increases.

          3.1.17.   INTELLECTUAL PROPERTY.

               a.   TITLE.  Schedule 3.1.17(a) contains a
          complete and correct list and a brief description of all Intellectual Property that is owned, licensed or used by USC and its Subsidiaries. USC or the applicable Subsidiary owns or has the exclusive right to use pursuant to license or sublicense agreements all of its Intellectual Property, free from any Liens (other than Permitted Liens) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions which are not set forth on
          Schedule 3.1.17(a). No Affiliate of USC or any Subsidiary owns or has any interest in or with respect to any Intellectual Property of USC or such Subsidiary and the Intellectual Property set forth on
          Schedule 3.1.17(a) comprises all of the Intellectual Property necessary for CMI to conduct and operate the business of USC and its Subsidiaries following the Closing as now being conducted by USC and such Subsidiaries.

               b. TRANSFER. Except as set forth on Schedule 3.1.17(b), immediately after the Closing, CMI will have all of USC and its Subsidiaries rights with respect to all of the Intellectual Property owned, licensed or used by each of them, free from any liens (other than Permitted Liens) and on the same terms and conditions as in effect prior to the Closing.

               c. NO INFRINGEMENT. The conduct of the business of USC and its Subsidiaries by them does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property owned by any of them and, to the best of their knowledge, does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property owned by others.

          3.1.18. INSURANCE. Schedule 3.1.18 contains a complete and correct list and summary description of all insurance policies maintained by USC and its Subsidiaries. USC has delivered to Canmax and CMI complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. To the best knowledge of USC, USC and each Subsidiary has complied in all material respects with the terms and provisions of such policies. Schedule 3.1.18 sets out all claims made by USC and each Subsidiary under any policy of insurance during the past two years and in the opinion of USC reasonably formed and held, there is no basis on which a claim should or could be made under any such policy with respect to it.

          3.1.19.   REAL PROPERTY.

               a. Neither USC nor any Subsidiary owns, directly or indirectly, or has any fixed or contingent obligation to acquire, any interest in any real property that is used in any manner in connection with its respective business.

               b. Schedule 3.1.19(b) contains a complete and correct list of all Leases, setting forth the address, landlord and tenant for each Lease, along with the address to which rental payments are made and the name and phone number of a contact person at such address. USC has delivered to Canmax and CMI correct and complete copies of the Leases. Each Lease is legal, valid, binding, enforceable, and in full force and effect. Neither USC, any Subsidiary nor any other party is in default, violation or breach in any material respect under any Lease, and no event has occurred and is continuing that constitutes or, with notice or the lapse of time or both, would constitute a default, violation or breach in any respect under any Lease. USC and its Subsidiaries enjoy peaceful and undisturbed possession under the Leases.

               c. The Leased Real Property constitutes all of the real property leased, occupied or utilized by USC and its Subsidiaries in any manner in connection with the conduct or operation of their respective businesses.

          3.1.20. ENVIRONMENTAL MATTERS. To the best knowledge of USC, USC and each Subsidiary have complied and are in compliance in all material respects with all applicable Environmental Laws pertaining to the Leased Real Property and all other properties and assets of their respective businesses and the use and ownership thereof, and otherwise in connection with the operation of their respective businesses. No violation by USC or any Subsidiary is being alleged of any applicable Environmental Law relating to any of the properties or assets of its business, including the Leased Real Property, or any use or ownership thereof, or otherwise in connection with the operation of its business.

          3.1.21. EMPLOYEES, LABOR MATTERS, ETC. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no petition pending or, to the best knowledge of USC, threatened with respect to any employee employed in the operation of any of

     USC's or any of its Subsidiaries' businesses. To the best knowledge of USC, USC and each Subsidiary have complied with all provisions of Applicable Law pertaining to the employment of employees, including, without limitation, all such Applicable Law relating to labor relations, equal employment, fair employment practices, entitlement, prohibited discrimination or other similar employment practices or acts, except for any failure so to comply that, individually or together with all such other failures, has not and will not result in a material liability or obligation on the part of Canmax, CMI or any of their Affiliates following the Closing, and has not had or resulted in, and will not have or result in, a Material Adverse Effect.

          3.1.22. EMPLOYEE BENEFIT PLANS. Neither USC, its Subsidiaries or any predessor thereto maintain, or have in the past five (5) years maintained, any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, or any bonus, incentive or deferred compensation, severance, phantom stock or other benefit or compensation plan, whether written or unwritten, that provides benefits or compensation in respect of any employee or former employee of USC or any Subsidiary or the beneficiaries or dependents of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively, the "Employees") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by USC or any Subsidiary (collectively, the "Employee Benefit Plans"). Neither USC nor any Subsidiary has communicated to any Employee any intention or commitment to modify any Employee Benefit Plan or to establish or implement any other employee or retiree benefit or compensation arrangement.

          3.1.23. CONFIDENTIALITY. To the best knowledge of USC, USC and each Subsidiary have taken all reasonable steps to preserve the confidential nature of all material confidential information (including, without limitation, any proprietary information) with respect to their respective businesses, including but not limited to information relating to the distribution, marketing or pricing of any of its products or services or any promotional plans related thereto.

          3.1.24. RECORDS. The minute books of USC and each Subsidiary are substantially complete and correct in all material respects. The books of account of USC and each Subsidiary are sufficient to prepare the Financial Statements in accordance with GAAP. There are no false or fictitious entries on the books and records of USC or any Subsidiary.

          3.1.25. BROKERS, FINDERS, ETC. All negotiations relating to this Agreement and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of USC or any Affiliate of USC in such manner as to give rise to any valid claim against USC or any Subsidiary for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to USC or any Subsidiary or any other Affiliate of USC upon consummation of the transactions contemplated hereby or otherwise.

          3.1.26. RECEIVABLES. All of the accounts receivable which have arisen in connection with the business of USC and each Subsidiary and which are reflected in the Financial Statements, have arisen, and all of such accounts receivable which will be created between the date of the Cut-Off Date Balance Sheet and the Closing Date will arise, only from bona fide transactions in the ordinary course of business, and, with respect to accounts receivable arising between the date of the Cut-Off Date Balance Sheet and the Closing Date, the reserves established in connection therewith have been established in accordance with past practice and in no event greater than the percentages established for determining the reserves for "current" accounts receivable on the Cut-Off Date Balance Sheet. USC has no knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables in excess of the reserves therefor set forth on the Cut-off Date Balance Sheet. Schedule 3.1.26 accurately lists as of the Cut-off Date all receivables arising out of or relating to the business of USC, and each Subsidiary, the amount owing and the aging of such receivables. USC has made available to Canmax and CMI complete and correct copies of all instruments, documents and agreements evidencing such receivables.

          3.1.27. BACKLOG. All of the backlog of unfilled orders for products manufactured or sold and services performed by USC and each Subsidiary represent bona fide transactions incurred in the ordinary course of the business of USC and each Subsidiary, as the case may be, and are set forth in Schedule 3.1.27.

          3.1.28. LIABILITIES TO AFFILIATES. Except as set forth on Schedule 3.1.28, neither USC nor any Subsidiary owes any money or otherwise has any obligation to any officer, director, shareholder or Affiliate of USC, any Subsidiary or any other Person acting as a transferee of any of them.

          3.1.29. BANK ACCOUNTS. Schedule 3.1.29 sets forth a list of all (i) bank accounts and lock box accounts of USC and each Subsidiary and the Persons authorized to draw thereon, and (ii) safe deposit boxes of USC and each Subsidiary and the Persons who are authorized to have access thereto.

          3.1.30. DISCLOSURE. No representation or warranty by USC contained in this Agreement nor any certificate or agreement furnished or to be furnished by or on behalf of USC to Canmax or CMI or their representatives in connection herewith or pursuant hereto contains or will at Closing contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.
     There is no fact (other than matters of a general economic or political nature which do not affect USC and its Subsidiaries uniquely) known to USC that has not been disclosed by USC to Canmax and CMI that might reasonably be expected to have or result in a Material Adverse Effect.


     3.2. REPRESENTATIONS AND WARRANTIES OF CMI. Canmax and CMI, jointly and severally, represent and warrant to USC as follows:

          3.2.1. CORPORATE STATUS; AUTHORIZATION, ETC. Each of Canmax and CMI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to execute and deliver this Agreement and each of the agreements to be executed and delivered by it hereunder or pursuant hereto, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Canmax and CMI of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date the other agreements to which it is a party will have been, duly authorized by all requisite corporate action of Canmax and CMI. Each of Canmax and CMI has duly executed and delivered this Agreement and on the Closing Date each of Canmax and CMI will have duly executed and delivered the other agreements to which it is a party. This Agreement is, and on the Closing Date, each of the other agreements to be executed and delivered by Canmax or CMI hereunder or pursuant hereto will be, valid and legally binding obligations of Canmax or CMI, as the case may be, enforceable against Canmax or CMI, as the case may be, in accordance with its respective terms.

          3.2.2. NO CONFLICTS, ETC. The execution, delivery and performance by each of Canmax and CMI of this Agreement and each of the other agreements to be executed and delivered by Canmax or CMI hereunder or pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or bylaws of Canmax or CMI, (ii) any Applicable Law applicable to Canmax, CMI, or any of their Affiliates or any of their properties or assets or (iii) any Contract, or other agreement or instrument applicable to Canmax, CMI or any of their Affiliates or any of their properties or assets. Except as disclosed in Section 3.2.7 below, no Governmental Approval or other Consent is required to be obtained or made by Canmax or CMI in connection with the execution and delivery of this Agreement or the other agreements to be executed and delivered by it hereunder or pursuant hereto or the consummation of the transactions contemplated hereby or thereby.

          3.2.3. LITIGATION. There is no action, claim, suit or proceeding pending, or to the best knowledge of Canmax or CMI threatened, by or against or affecting Canmax, CMI or any of their Affiliates in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or which would in any way interfere with the consummation of the transactions contemplated hereby.

          3.2.4. BROKERS, FINDERS, ETC. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Canmax or CMI in such manner as to give rise to any valid claim against USC for any brokerage or finder's commission, fee or similar compensation.

          3.2.5. EXCHANGE ACT REPORTS. Canmax has duly filed all reports required to be filed by it with the SEC under the Securities Act and the Exchange Act. All such reports are complete and correct in all material respects and conform in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder.

          3.2.6. SECURITIES TO BE ISSUED. When delivered to the Shareholder pursuant to this Agreement, the Canmax Common will have been duly and validly issued (free of any pre-emptive rights of shareholders), and will be fully paid and non-assessable.

          3.2.7. CONSENTS. No Consent is required to be made or obtained by Canmax or CMI in connection with the execution and delivery of this Agreement by Canmax or the consummation by Canmax and CMI of the transactions contemplated hereby, except for (i) any necessary filings pursuant to Securities Act, and the rules and regulations promulgated by the SEC thereunder, (ii) the filing of the Certificate of Merger in the State of Delaware in accordance with the Applicable Law of such state, (iii) any consent or approvals required under the HSR Act, and (iv) such consents, approvals, orders or authorizations which if not obtained, or registration, declarations or filings which if not made, would not materially adversely affect the ability of Canmax to consummate the transactions contemplated hereby.

     3.3. Representations and Warranties of Trustee. The Trustee hereby represents and warrants to Canmax, CMI and Surviving
Corporation as follows:

          3.3.1. AUTHORIZATION, ETC. Trustee has the power and authority to approve the Merger and to execute this Agreement and each of the other agreements to be executed and delivered by her hereunder or pursuant hereto, and to perform fully any obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement is, and on the Closing Date each of the other agreements required to be executed and delivered by the Trustee hereunder or pursuant hereto will be, legal, valid and binding obligations of the Trustee in accordance with their respective terms.

          3.3.2. ORGANIZATION OF VOTING TRUST. The Trust was created on May 1, 1997 and all requisite action has been taken to vest in the Trustee the rights and powers set forth in the Voting Trust Agreement.

          3.3.3. OWNERSHIP OF USC SHARES. Trustee is the record holder of all outstanding shares of USC Common. Except for the shares of USC Common held by Trustee, there are no other outstanding shares of capital stock of USC or rights or options to acquire the same.

          3.3.4. INVESTMENT INTENT. Trustee is acquiring the Merger Shares for her own account for investment and not with the view to, or for sale in connection with, a distribution of such Merger Shares or any part thereof. Trustee understands that the Merger Shares acquired hereunder have not been, and will not be, registered under the Securities Act or under any state's securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. Trustee is a sophisticated investor with knowledge and experience in business and financial matters and is experienced in the evaluation of businesses similar to Canmax and its Subsidiaries. Trustee has received information concerning Canmax and its Subsidiaries, including without limitation the Canmax Materials, and has been afforded, prior to the Closing Date, the opportunity to ask questions of, and receive answers from, Canmax, its Subsidiaries and their respective officers and directors and to obtain any additional information, to the extent available to Canmax without unreasonable effort or expense, necessary for Trustee to make an informed decision with regard to the Merger and its receipt of the Merger Shares.

          3.3.5.    NOTICES OF WITHDRAWAL. Trustee has not
     received any notices from any Beneficiary of the Trust of their intent to terminate the Trust or withdraw any shares therefrom.


ARTICLE 4.   COVENANTS

     4.1. COVENANTS OF USC.

          4.1.1. CONDUCT OF BUSINESS. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by Canmax and

     CMI in writing, USC will, and will cause each Subsidiary to:

               a. carry on its business in the ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers and significant employees, and preserve its relationship with customers, suppliers and others having business dealings with it, with the goal and intent that its goodwill and ongoing business shall be in all material respects unimpaired following the Closing;

               b.   pay all accounts payable and other
          obligations relating to its business when they become due and payable in the ordinary course of business consistent with prior practice;

               c. perform in all material respects all of its obligations under all Contracts and other agreements and instruments relating to or affecting its business or any of its assets, and comply in all material respects with all Applicable Laws applicable to it or its business:

               d. other than sales and purchases of inventories and supplies in the ordinary course, not enter into or assume any material agreement, contract or instrument relating to its business, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

               e. continue all policies of insurance relating to its business in full force and effect;

               f. not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed in the operation of its business or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan or arrangement applicable to any such employee;

               g. not declare or pay any dividends or make any distribution in respect of its equity interests; and

               h. not take any action, or knowingly omit to take any action, which would result in a breach of any of the representations and warranties set forth in
          Section 3.1.

          4.1.2. NO SOLICITATION. So long as this Agreement remains in effect, neither USC, any Subsidiary nor any Affiliate nor any Person acting on their behalf shall (i) solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of any properties and assets held for use in connection with, necessary for the conduct of, or otherwise material to, the business of USC or any Subsidiary, or (ii) furnish, or cause to be furnished, any non-public information concerning USC or any Subsidiary to any Person (other than Canmax and CMI and their agents and representatives), other than in the ordinary course of business without notice to Canmax and CMI or pursuant to Applicable Law and after prior written notice to Canmax.

          4.1.3. ACCESS AND INFORMATION. So long as this Agreement remains in effect, and subject to such reasonable limitations as may be necessary to prevent unreasonable disruptions of its business, USC will (and will cause its Subsidiaries, Affiliates and their respective accountants, counsel, consultants, employees and agents to) give Canmax and CMI, and their respective accountants, counsel, consultants, employees and agents, full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of the assets, books, contracts, commitments, reports and records relating to USC and each Subsidiary, as Canmax or CMI shall from time to time reasonably request. In addition and subject to such reasonable limitations as may be necessary to prevent unreasonable disruptions of their business, USC will permit Canmax and CMI, and their respective accountants, counsel, consultants, employees and agents, reasonable access to such personnel of USC and each Subsidiary during normal business hours as may be necessary or useful to Canmax or CMI in its review of the assets and business affairs of the business of USC and each Subsidiary and the above-mentioned documents, records and information. USC and each Subsidiary will keep Canmax and CMI generally informed as to the affairs of their businesses.

          4.1.4. ADDITIONAL FINANCIAL STATEMENTS. Until the earlier of the termination of this Agreement or the Closing, on or before the 21st day of each calendar month, USC shall deliver to Canmax and CMI unaudited financial statements of USC and each Subsidiary as, at and for the monthly period ending the last day of the preceding month (the "Subsequent Monthly Financial Statements"), which shall include, in each case, a balance sheet and statement of income. At the time the Subsequent Monthly Financial Statements are delivered to Canmax and CMI, USC shall, by such delivery, be deemed to have made as to the Subsequent Monthly Financial Statements just delivered the representations and warranties to Canmax and CMI which are set forth in Section 3.1.4 hereof with respect to Subsequent Monthly Financial Statements.

          4.1.5. PUBLIC ANNOUNCEMENTS. Except as required by Applicable Law, USC shall not, and shall not permit any Subsidiary or Affiliate to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Canmax and CMI, which consent shall not be unreasonably withheld.

          4.1.6.    FURTHER ACTIONS.

               a. USC agrees to use all reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby; provided, however, that the refusal by USC to provide economic incentives to induce, or to commence litigation to compel the consummation of the transactions contemplated by this Agreement, will not be deemed a failure by USC to use such reasonable efforts.

               b. USC, as promptly as practicable, will use all reasonable efforts to obtain, or cause to be obtained, all Consents (including, without limitation, all Governmental Approvals and any Consents required under any contract) necessary to be obtained by it or the Subsidiaries in order to consummate the Merger and the consummation of the other transactions contemplated hereby.

               c. At all times prior to the Closing, USC shall promptly notify Canmax and

          CMI in writing of any fact, condition, event or occurrence known to it in the exercise of reasonable business prudence that will or may result in the failure of any of the conditions contained in Sections
          6.1 and 6.2 to be satisfied, promptly upon becoming aware of the same.

          4.1.7. DELIVERY OF AUDITED FINANCIAL STATEMENTS. At the Closing, or as soon as practicable thereafter, USC shall cooperate with Canmax in the preparation of audited financial statements of USC for the periods required to be reported by Canmax under applicable securities laws.

     4.2. COVENANTS OF CANMAX AND CMI.

          4.2.1. PUBLIC ANNOUNCEMENTS. Prior to the Closing, except as required by Applicable Law, neither Canmax nor CMI shall, and neither Canmax nor CMI shall permit any Affiliate to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of USC, which consent will not be unreasonably withheld.

          4.2.2. ACCESS. At reasonable times, prior to Closing, Canmax will afford USC's employees, accountants, legal counsel, financial advisors and other authorized representatives the opportunity to perform reasonable due diligence with respect to Canmax and CMI.

          4.2.3.    FURTHER ACTIONS.

               a. Canmax and CMI agree to use all reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby.

               b. At all times prior to the Closing, Canmax and CMI shall promptly notify USC in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Sections 6.1 and 6.3 to be satisfied, promptly upon becoming aware of the same.

          4.2.4. FURTHER ASSURANCES. Following the Closing, Canmax and CMI each shall, and each shall cause its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary to confirm and assure that its obligations provided for in this Agreement have been satisfied and to render effective the consummation of the transactions contemplated hereby.


ARTICLE 5.   ADDITIONAL AGREEMENTS

     5.1. SHAREHOLDER APPROVALS. USC shall take all action necessary in accordance with Applicable Law and in accordance with its articles of incorporation and bylaws to convene meetings of the Shareholder as promptly as practicable to consider and vote upon the approval of this Agreement, the Merger and the other transactions contemplated hereby, including the approval of the Shareholders Representative and the Escrow Agent, as contemplated by Article 8 hereof. Prior to any such meeting,

USC shall deliver to the Shareholder the Canmax Materials. USC, acting through its Board of Directors, shall recommend to its Shareholder the approval of this Agreement, the Merger and the other transactions contemplated hereby and thereby, including the approval of the Shareholder's Representative and the Escrow Agent, as contemplated by Article 8 hereof, and shall use all reasonable efforts to obtain such approval by such Shareholder.

     5.2. COMPLIANCE WITH THE SECURITIES ACT. The Trustee is the only Person who, as of the date hereof, may be deemed to be an "Affiliate" of USC, as that term is defined under Paragraphs (c) and (d) of Rule 145 of the Securities Act ("Rule 145 Affiliate"), and prior to the Closing Date, USC shall cause to be prepared and delivered to Canmax and CMI an updated list (reasonably satisfactory to counsel for Canmax and CMI) identifying all Persons who at the time of the shareholders' meetings described above may be deemed to be a Rule 145 Affiliate.

     5.3. LISTING OF MERGER SHARES. Canmax shall file with the National Association of Securities Dealers, Inc. a Nasdaq Stock Market Notification Form for Listing Additional Shares and Notification pursuant to SEC Rule 10b-17 with regard to the Merger Shares to permit trading in such shares from and after the Closing Date.

     5.4. HSR ACT FILINGS. USC and Canmax will cooperate in preparing and filing any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Anti-Trust Division of the United States Department of Justice under the HSR Act, and will use their respective best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable.

     5.5. TERMINATION of Affiliate Agreements. At or prior to the Closing, Canmax and CMI shall have the right to designate any Contracts or other arrangements with Affiliates of USC and each Subsidiary to be terminated (without liability or the payment of consideration not otherwise due under such Contract or arrangement) or fully performed at Closing, and USC shall fully perform or shall terminate (without liability or the payment of consideration not otherwise due under such Contract or arrangement) or cause to be terminated such Contracts or other arrangements at or prior to the Closing.

     5.6. COVENANT REGARDING TRUST. Trustee hereby agrees to provide Canmax prompt written notice of the receipt of any notice of termination of the Trust by any beneficiary of the Trust or election by any beneficiary of the Trust to withdraw shares from the Trust, in either case prior to the Closing Date. Trustee hereby agrees that no Merger Shares shall be distributed from the Trust unless the beneficiary receiving such shares delivers to the Trustee an investment representation letter in the form as Exhibit A attached hereto. Further, Trustee covenants that immediately following the Effective Time, Trustee shall exercise her right as a beneficiary of the Trust to withdraw from the Trust any Merger Shares for which she is the beneficiary and resign in her capacity as Trustee of the Trust. Trustee further covenants and agrees to take no other actions to cause a dissolution of the Trust.

     5.7. APPOINTMENT OF DIRECTOR. At Closing, Canmax will use its best efforts to take all necessary corporate action in order to cause two persons ("Designees") designated by Bernet to serve on the Board of Directors of Canmax. The qualification of such Designees shall be subject to the reasonable approval of the Board of Directors of Canmax, and at least one Designee shall not be an employee of Canmax or USC following the Closing. Such approved Designees shall serve in such capacity until the next regularly scheduled annual meeting of the shareholders of Canmax.

ARTICLE 6.   CONDITIONS PRECEDENT

     6.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the conditions that (i) the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority; (ii) no court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated hereby or by any other agreement to be executed and delivered hereunder or pursuant hereto; (iii) no proceeding with respect to the application of any such Applicable Law to such effect shall be pending; and (iv) any applicable waiting period under the HSR Act shall have expired or been terminated.

     6.2. CONDITIONS TO OBLIGATIONS OF CANMAX AND CMI. The obligations of Canmax and CMI to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Canmax and CMI, in their sole discretion) on or prior to the Closing Date of the following additional conditions:

          6.2.1. REPRESENTATIONS. The representations and warranties of USC and the Trustee contained in this Agreement (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof, and
     (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

          6.2.2. COVENANTS. USC and the Trustee shall have duly performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it hereunder and with respect to each of the other agreements to be executed and delivered by it hereunder or pursuant hereto to be performed or complied with by it prior to or on the Closing Date.

          6.2.3. CONSENTS. USC shall have obtained and shall have delivered to Canmax and CMI copies of (i) all Governmental Approvals required to be obtained by USC in connection with the execution and delivery of this Agreement and the other agreements to be executed and delivered by USC hereunder or pursuant hereto and the consummation of the transactions contemplated hereby or thereby, unless the failure to obtain any such Governmental Approval would not, individually or in the aggregate, have a Material Adverse Effect and (ii) all Consents (including, without limitation, all Consents required under any Contract), other than elective notices to creditors permitted under applicable bulk transfer laws, if any, necessary to be obtained in order to consummate the Merger pursuant to this Agreement and the consummation of the other transactions contemplated hereby and by the other agreements to be executed and delivered by USC hereunder or pursuant hereto, unless the failure to obtain any such Consent would not, individually or in the aggregate, have a Material Adverse Effect.

          6.2.4. NO MATERIAL ADVERSE EFFECT. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the Cut-off Date, that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect.

          6.2.5. OPINION OF COUNSEL. USC shall have delivered to Canmax and opinion of counsel in form and substance reasonably acceptable to Canmax regarding the transactions contemplated hereby.

          6.2.6. REQUIRED USC VOTE. The Shareholder of USC shall have duly adopted and approved this Agreement, the Merger, and the other transactions contemplated hereby and thereby, including the appointment of the Shareholder Representative and the Escrow Agreement, by the affirmative vote of 100% of the outstanding shares of capital stock of USC entitled to vote thereon, and shall have authorized and approved such other matters as may be required or appropriate in connection with Applicable Law (collectively, the "Required USC Vote"), and the Trustee shall not have received any notice from any beneficiary of the Trust electing to terminate the Trust or withdraw any shares therefrom, except as contemplated in Section 5.6 hereof.

          6.2.7. CORPORATE DOCUMENTS. All corporate proceedings of USC in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to Canmax, CMI and their counsel, and Canmax, CMI and their counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

          6.2.8.    ACCREDITED INVESTOR LETTERS.  At Closing, the
     Shareholder and the Founder shall have executed and delivered to Canmax and CMI an Accredited Investor Letter, and the Shareholder shall have retained a qualified representative to advise her on the investment decisions regarding the approval of the Merger.

          6.2.9.    NON-COMPETITION AGREEMENT; EMPLOYMENT
     CONTRACT. Bernet shall have duly executed and delivered to Canmax and CMI a "Non-Competition Agreement" and "Employment
     Contract" in the forms of Exhibit C and Exhibit D attached hereto.

          6.2.10. EMPLOYEES. Canmax and CMI shall have received assurances, reasonably satisfactory to Canmax and CMI, that the employees of USC and each Subsidiary which Canmax and CMI wish to continue to employ following the Merger will continue such employment on terms and conditions satisfactory to Canmax and CMI, in their discretion.

          6.2.11. BANK ACCOUNTS. USC and the Subsidiaries shall have irrevocably instructed all banks and other financial institutions where USC and any Subsidiary maintains an account, lock box, safety deposit box or similar arrangement, to change the persons authorized to make withdrawals therefrom or deposits thereto or otherwise to transact business in connection therewith, to such persons as Canmax and CMI shall designate in writing at least two (2) Business Days prior to the Closing Date.

          6.2.12.   OFFICERS AND DIRECTORS.  USC and each
     Subsidiary shall have taken such action, corporate and otherwise, as may be necessary or appropriate to change the officers and directors of USC and each Subsidiary as may be designated by Canmax and CMI.

          6.2.13. RESIGNATION AND WITHDRAWAL OF TRUSTEE. The Trustee shall have delivered to the Trust an irrevocable resignation of her position as Trustee, and the Trustee, in her capacity as a beneficiary of the Trust, shall, pursuant to Section 6 of the Voting Trust Agreement deliver written notice of her election to withdraw her shares from the Trust and surrender her voting trust certificates.

          6.2.14. CONVERTIBLE INSTRUMENTS. Any instrument or other document giving any Person the right to acquire shares of USC Common shall have been terminated or resolved to the satisfaction of Canmax.

          6.2.15. WAIVER OF CLAIMS. Bernet shall have waived any claim to receive compensation from USC attrituble to periods prior to the Closing Date, and shall have delivered to the Surviving Corporation and Canmax written waiver of any such claims in a form satisfactory to Canmax.

     6.3. Conditions to Obligations of USC. The obligation of USC to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waived by USC, in its sole discretion), on or prior to the Closing Date, of the following additional conditions:

          6.3.1. REPRESENTATIONS. The representations and warranties of Canmax and CMI contained in this Agreement (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made at and as of such time.

          6.3.2. COVENANTS. Each of Canmax and CMI shall have duly performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it and under or with respect to each of the other agreements to be executed and delivered by it hereunder or pursuant hereto to be performed or complied with by it prior to or on the Closing Date.

          6.3.3. REQUIRED USC VOTE. The Required USC Vote shall have been obtained.

          6.3.4. OPINION OF COUNSEL. Canmax and CMI shall have caused to be delivered to USC an opinion of counsel in form and substance reasonably satisfactory to USC.

          6.3.5. CORPORATE DOCUMENTS. All corporate and other proceedings of Canmax and CMI in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to USC and its counsel, and USC and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

          6.3.6. CONSENTS AND APPROVALS. Canmax and CMI shall have obtained all Governmental Approvals necessary to consummate the transactions contemplated hereby.

          6.3.7.    Non-Competition Agreement and Employment
     Contract. Canmax and Surviving Corporation shall have duly executed and delivered to Bernet a "Non-Competition
     Agreement" and "Employment Contract" in the forms of Exhibit
     C and Exhibit D attached hereto.


ARTICLE 7.   ALLOCATION AND TAX ADVICE

     7.1. ALLOCATION. Notwithstanding any provision to the contrary herein contained or any agreements, understandings or negotiations prior to the date hereof, USC acknowledges that the issuance of the Merger Shares to the Shareholder pursuant to the terms hereof is to be made in accordance with instructions received from USC, and USC for and on its own behalf and on behalf of such Shareholder hereby expressly release Canmax and CMI from any and all claims and liabilities in connection with such allocation.

     7.2. TAX ADVICE. Although the parties acknowledge and agree that the Merger is intended to qualify as a "tax free" exchange under Section 368(a)(2)(D) of the Code with regard to the Merger Consideration comprised of Merger Shares, all parties to this Agreement acknowledge and agree that no representation or warranty has been made to any party or by any party's officers, employees, agents, accountants or attorneys, with respect to federal income or other tax consequences of the transactions contemplated by this Agreement and the Merger or that such transactions are or will be "tax free."

ARTICLE 8.   ESCROW AGREEMENT AND RELATED PROVISIONS

     8.1. ESCROW AGREEMENT. At the Closing, USC shall cause to be delivered to Canmax and CMI the Escrow Agreement duly executed by the Shareholders Representative (described in Section 8.2 hereof) and a bank or trust company mutually agreeable to Canmax, CMI, and USC, as the Escrow Agent. The Contingent Amount held pursuant to the Escrow Agreement shall be the sole recourse of Canmax and the Surviving Connection against the Shareholder for any Damages hereunder other than Damages attributable to fraud or willful breach of this Agreement. Subject to the provisions of the Escrow Agreement and the provisions of this Article 8, the Shareholder (acting through the Shareholders Representative) will indemnify and hold Canmax and the Surviving Corporation and their respective Affiliates, officers and directors, agents and employees harmless from and against:

               a. any Damages resulting from the payment or discharge of any obligation or liability of USC whether accrued, absolute, fixed, contingent or otherwise, arising on or before the date of the Cut-off Date Balance Sheet, or in the balance sheet contained in the most recent Subsequent Monthly Financial Statement delivered to Canmax and CMI pursuant to Section 4.1.4 hereof, if applicable, to the extent not reflected in or reserved against in such Cut-off Date Balance Sheet or such other balance sheet;

               b. any Damages resulting from any representation or warranty of either USC contained in Section 3.1 hereof (and for the representations and warranties in Section 3.1.4 containing a materiality qualification or any representations or warranties containing Material Adverse Effect qualifications, without regard to such qualifications), or the Trustee contained in Section
          3.3 hereof, or elsewhere herein or in any certificate delivered by USC, the Trustee or the Shareholder hereunder or pursuant hereto which is false or misleading;

               c. any Damages resulting from the failure by USC or the Trustee to perform any agreements, covenants or other obligations contained herein or in any other agreement executed and delivered by it and required to be performed by it hereunder or thereunder;

               d. any Damages resulting from any Shareholder immediately prior to the Merger becoming entitled, under Applicable Law, or otherwise, to receive payment for such Shareholders' USC Common in excess of the amount such dissenting Shareholder would otherwise have received pursuant to this Agreement;

               e.   any Damages resulting from any Employee
          Benefit Plan (including all liabilities to any person under ERISA and all liabilities to any Governmental Authority), or for salary or other compensation or benefits attributable to service or employment by USC prior to the Effective Time;

               f. any Damages resulting from the failure of USC to comply with Applicable Law, including without limitation, any local, state or federal laws relating to the environment or to any employment relationship;

               g. any Damages resulting from the failure of USC to pay or withhold any Tax or adequately reserve for the same on the Cut-Off Date Balance Sheet.

     8.2. INDEMNIFICATION PROCEDURE. A party entitled to indemnification hereunder (an "Indemnified Party") shall notify the party against whom a claim of indemnification is to be made (the "Indemnifying Party") with reasonable promptness of its discovery of any matter giving rise to a claim of indemnity pursuant hereto. Such notice shall set forth in reasonable detail the facts of which the Indemnified Party is aware that may give rise to the claim hereunder. With respect to any third party claim or action that could give rise to indemnity hereunder, the Indemnified Party and the Indemnifying Party shall each have the opportunity to participate in the defense of such claim or action with counsel of such party's choice. Notwithstanding the foregoing, the Indemnified Party shall direct the defense, but any settlement of a claim or action or the resolution of any matter giving rise to a claim for indemnity under Section 8.1 shall be subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall reimburse the Indemnified Party, promptly upon request therefor from time to time, for all amounts owed and unpaid under Section 8.1, including costs of defense and investigation as they accrue. Notwithstanding the requirements of the preceding provisions of this Section 8.2, no failure by an Indemnified Party to provide any notice, permit any participation or seek any consent under this Section 8.2 shall relieve the Indemnifying Party of its obligations under Section 8.1, unless and only to the extent that such failure shall increase the Damages indemnified against.

     8.3. SHAREHOLDERS REPRESENTATIVE. USC hereby irrevocably appoints, and by its adoption and approval of this Agreement pursuant to Section 5.1 hereof, the Shareholder shall be deemed to have elected and irrevocably appointed Delia O'Donnell as its representative (the "Shareholders Representative") to act under the Escrow Agreement solely and exclusively for the benefit of the Shareholder with full power, without any further consent of USC or Shareholder to (i) execute and deliver the Escrow Agreement on behalf of the Shareholder, (ii) give any and all instructions as may be required or as he in his sole discretion deems appropriate under any provisions of the Escrow Agreement,
(iii) make all such other determinations and to give all such other instructions to the Escrow Agent as the Shareholder's Representative shall deem necessary or desirable to carry out the provisions of the Escrow Agreement, and (iv) in the name and on behalf of USC and the Shareholder to make any amendment to or modification of the Escrow Agreement or make any determination, compromise, settlement, request or demand or give any waiver, notice or consent under the Escrow Agreement; and Canmax and the Surviving Corporation shall be required to look to and may rely exclusively upon any such instructions, amendments, modifications, determinations, compromises, settlements, requests or demands, waivers, notices or consents or other acts of the Shareholders Representative. The duties of the Shareholders Representative shall only be those which are specifically provided in the Escrow Agreement, and the Shareholders Representative shall incur no liability whatsoever in his capacity as such except for his willful misconduct or gross negligence so long as he acts in good faith. The Shareholders Representative shall be fully protected in following any instructions given to him by holders of more than 50% of the outstanding shares of capital stock of USC immediately prior to the Effective Time, whether such instructions be in writing or by vote of such Shareholders at a meeting called by the Shareholders Representative on ten (10) days' notice to such Shareholders at their addresses as set forth in the stock books of USC immediately prior to the Effective Time, but the Shareholders Representative shall be under no duty to apply for such instructions in making any determination or taking any other action under the Escrow Agreement.


ARTICLE 9.   TERMINATION.

     9.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

          a.   by the written agreement of the parties hereto;

          b. by any of USC, Canmax or CMI by written notice to the other parties if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. San Diego, California time on January 31, 1998 unless such date shall be extended by the mutual written consent the parties hereto;

          c. by Canmax and CMI by written notice to USC if any of the conditions set forth in Sections 6.1 or 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. San Diego, California time on January 31, 1998 unless such failure shall be due to the failure of Canmax or CMI to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

          d. by USC by written notice to Canmax and CMI if any of the conditions set forth in Sections 6.1 or 6.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. San Diego, California time on January 31, 1998 unless such failure shall be due to the failure of USC to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

     9.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to the provisions of Section 9.1 hereof, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or in connection with the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except (i) as specified in
Section 10.1 hereof, (ii) for any Damages suffered by Canmax and CMI resulting from USC's material breach of the covenants set forth in Section 4.1 hereof, or the confidentiality provisions contained in the letter of intent executed in connection herewith (or nondisclosure agreement referred to therein), and (iii) for any Damages suffered by USC resulting from Canmax or CMI's material breach of the covenants set forth in Section 4.2 hereof or the confidentiality provisions contained in the letter of intent executed in connection herewith (or nondisclosure agreement referred to therein).


ARTICLE 10.  MISCELLANEOUS.

     10.1. EXPENSES. USC on the one hand, and Canmax and CMI, on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the "Transaction Expenses"), whether or not the transactions contemplated hereby shall be consummated; provided that, in the event of the termination of this Agreement by any party for any reason other than attributable to the breach of any representation, warranty or covenant contained herein, the non-terminating party shall be entitle to recover from the terminating party up to $30,000 of the accounting and legal fees and expenses incurred in connection herewith.

     10.2. SEVERABILITY. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

     10.3. NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by reputable next-day or overnight mail or delivery, proof of delivery requested, or (c) sent by facsimile (receipt confirmed) to the numbers set forth below:

               (i)  if to Canmax or CMI,

                         Canmax Inc.
                         150 W. Carpenter Freeway
                         Irving, Texas  75039
                         Attention:  Philip M. Parsons
                         Facsimile No.:  (972) 281-2388

                    with a copy to:

                         William L. Rivers, Esq.
                         Arter & Hadden LLP
                         1717 Main Street, Suite 4100
                         Dallas, Texas  75201
                         Facsimile No.:  (214) 741-7139

               (ii) if to USC,

                         USCommunications, Inc.
                         13553 Poway Road, #1506.
                         Poway, California  92064
                         Attention:  James C. Bernet
                         Facsimile No.:  (619) 748-2806

                    with a copy to:

                         Ross G. Simmons, Esq.
                         Suite 157, The Promontory
                         11440 West Bernardo Court
                         San Diego, California  92127-1642
                         Facsimile No.:  (619) 676-1839

or, in each case, at such other address as may be specified in writing to the other parties hereto.

     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (x) if by personal delivery on the day of such delivery, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by facsimile (receipt confirmed), the date of transmission.

     10.4. HEADINGS. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

     10.5. ENTIRE AGREEMENT. This Agreement (including the Schedules hereto) and the other agreements executed and delivered by the parties hereunder or pursuant hereto (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

     10.6. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Executed signature pages of this Agreement may be transmitted to other parties to this Agreement by facsimile and, if so transmitted, shall be deemed valid and binding on the party transmitting its signature by facsimile. That party shall undertake to transmit original signature pages as soon as possible thereafter.

     10.7. GOVERNING LAW, ETC. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Texas without giving effect to the conflict of laws rules thereof.

     10.8. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

     10.9. ASSIGNMENT. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

     10.10.    NO THIRD PARTY BENEFICIARIES.  Nothing in this
Agreement shall confer any rights upon any Person or entity other than the parties hereto and their respective, successors and permitted assigns.

     10.11. AMENDMENT; WAIVERS, ETC. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed-by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.


                   [Signature Pages Following]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                              CANMAX INC.




                              By:  /s/ PHILIP M. PARSONS
                                 --------------------------------
                              Name:  Philip M. Parsons
                                   ------------------------------
                              Title:  Treasurer
                                    -----------------------------


                              CNMX MERGERSUB, INC.




                              By:  /s/ PHILIP M. PARSONS
                                 --------------------------------
                              Name:  Philip M. Parsons
                                   ------------------------------
                              Title:  Treasurer
                                    -----------------------------


                              USCOMMUNICATION SERVICES, INC.




                              By:  /s/  JAMES C. BERNET
                                 --------------------------------
                              Name:
                                   ------------------------------
                              Title:  President
                                    -----------------------------




                              /s/  DELIA O'DONNELL
                              -----------------------------------
                              Delia O'Donnell,
                              as Trustee of the trust created
                              under the Voting Trust Agreement of
                              National Transportation Products,
                              Inc. dated as of May 1, 1997 and
                              amended December 1, 1997.



                              /s/  DELIA O'DONNELL
                              -----------------------------------
                              Delia O'Donnell, Individually